UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 10, 2011
FUEL TECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33059	20-5657551
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, IL 60555-1617
630-845-4500
(Address and telephone number of principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 — Other Events
Explanatory Note:
     Fuel Tech, Inc. (the “Company”) will hold its 2011 Annual Meeting of Stockholders (the “Annual Meeting”) on Thursday, May 19 2011 at 10:00 a.m. local time at the Company’s corporate headquarters, located at 27601 Bella Vista Parkway, Warrenville, Illinois 60555. The proxy statement for the Annual Meeting was first mailed to stockholders on or about April 8, 2011. This Report on Form 8-K provides certain supplemental disclosure to the proxy statement.
Purpose of the Outreach
At our annual meeting of stockholders to be held on May 19, 2011, the Company’s stockholders will vote on whether to approve an exchange program pursuant to which eligible employees would be offered the opportunity to exchange eligible options for grants of restricted stock units (RSUs) at ratios determined by the Company’s Compensation and Nominating Committee and intended to represent a value-for-value exchange (the “Exchange Program”). Item 2 in the Company’s proxy materials includes further information regarding this proposal.
Two proxy advisory firms have recently issued voting recommendations with respect to the Exchange Program. We are pleased that Glass Lewis & Co. (“Glass Lewis”), an independent proxy advisory firm, has recommended that its clients vote “FOR” the Exchange Program proposal, although we see another proxy advisory firm, ISS Proxy Advisory Services (“ISS”), has recommended that its clients vote “AGAINST” this proposal.
We reviewed ISS’s analysis of our proposal, and the reason they set out for recommending an “AGAINST” vote is that they do not consider it a value-for-value exchange. We believe the difference lies in the method and stock inputs they used. We want to explain why we believe our calculation is more appropriate, and why we urge you to follow our recommendation and the Glass Lewis recommendation and vote “FOR” the Exchange Program proposal.
Value-for-value exchange: our methodology
In our proxy statement dated April 5, 2011 we described the methods by which we proposed to calculate the value of options surrendered in the offer, and the value of the RSUs to be granted. These methods follow our financial statement disclosures according to generally accepted accounting principles (GAAP). Under these methods, we value stock options using appropriate valuation techniques which are widely accepted and stock price inputs as of the valuation date and expected volatility over the remaining expected term based on the historical volatility for a similar term ending on the valuation date. We value RSUs based on the stock price at the valuation date. For purposes of the Exchange Program, the valuation date is the most recent practicable date prior to commencement of the offer to exchange, and in the illustrative examples included in our proxy statement, we assumed a valuation date of March 31, 2011.
Value-for-value exchange: ISS methodology
For their analysis of our proposed Exchange Program we understand ISS used a binomial pricing model, using a stock price calculated as a 200 day average of prices ending on December 1, 2010 and volatility measured over the same period. RSUs are valued at the 200 day average price as well. The resulting stock price and volatility were both lower than we used, and resulted in the options having a lower value than we calculated, and the RSUs having a lower value than we used. Using these values, ISS calculated that under the illustrative exchange ratios we set forth in the proxy statement the aggregate value of the RSUs was greater than the aggregate value of the options surrendered.

Why we think our methodology is better:
We think our methodology is more appropriate for the following reasons:
•	Our method is consistent with GAAP and the way we will account for the exchange program when and if consummated.

•	Our method, and the method used in setting the actual terms of the offer, uses current stock information, rather than stale information.

•	Our method uses volatility measured for each tranche of options, resulting in a more accurate measure than the one-size-fits-all approach.

•	The use of a non-GAAP valuation method could result in the Company incurring compensation charges for financial statement purposes for the period in which the offer is consummated, depending on the values measured for GAAP purposes.
Simply put, we believe the valuation methods adopted by the Company will better reflect the current values of the stock options and RSUs than the values resulting from the use of ISS’s proprietary model and December 1, 2010 measuring point.
Your vote is important. Our board of directors has recommended that you vote “FOR” the Exchange Program proposal approving the program permitting the exchange of certain stock options for restricted stock units.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fuel Tech, Inc. (Registrant)
Date: May 10, 2011
	By:	/s/ David S. Collins
David S. Collins
Chief Financial Officer, Sr. Vice President and Treasurer